JONES VILLALTA ASSET MANAGEMENT, LLC

PROXY VOTING

Policy

Jones Villalta Asset Management (JVAM), as a matter of policy, and as a fiduciary to our clients, has responsibility for voting proxies for portfolio securities consistent with the best economic interests of the clients. Our firm maintains written policies and procedures as to the handling, research, voting and reporting of proxy voting and makes appropriate disclosures about our firm’s proxy policies and practices. Our policy and practice includes the responsibility to monitor corporate actions, receive and vote client proxies and disclose any potential conflicts of interest as well as making information available to clients about the voting of proxies for their portfolio securities and maintaining relevant and required records. JVAM will review the proxy voting process, record retention, and related matters on a periodic basis.

Background

Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised. Investment advisers registered with the SEC, and which exercise voting authority with respect to client securities, are required by Rule 206(4)-6 of the Advisers Act to (a) adopt and implement written policies and procedures that are reasonably designed to ensure that client securities are voted in the best interests of clients, which must include how an adviser addresses material conflicts that may arise between an adviser's interests and those of its clients; (b) to disclose to clients how they may obtain information from the adviser with respect to the voting of proxies for their securities; (c) to describe to clients a summary of its proxy voting policies and procedures and, upon request, furnish a copy to its clients; and (d) maintain certain records relating to the adviser's proxy voting activities when the adviser does have proxy voting authority.

Responsibility

The portfolio manager has the responsibility for the implementation and monitoring of our proxy voting policy, practices, disclosures and record keeping, including outlining our voting guidelines in our procedures.

Procedure

JVAM has adopted the following procedures in order to adhere to the firm’s policy concerning Proxy Voting:

▪	Voting Procedures

–	All employees will forward any proxy materials received on behalf of clients to the appropriate portfolio manager;
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The portfolio manager will maintain a list of all accounts, noting for each Account whether or not JVAM is authorized to vote proxies for the account. JVAM votes proxies for: each client that has specifically authorized us to vote them in the investment advisor agreement; each United States Registered Investment Company (mutual fund) for which we act as advisor or sub-advisor with the power to vote proxies; and each ERISA account unless the plan document or investment advisory agreement specifically reserves the responsibility to vote proxies to the plan trustees or other named fiduciary.

–	The portfolio manager will determine which client accounts hold the security to which the proxy relates;
–	Absent material conflicts, the portfolio manager will determine how JVAM should vote the proxy (in accordance with applicable voting guidelines), complete the proxy and vote the proxy.

▪	Voting Guidelines

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In the absence of specific voting guidelines from the client, JVAM will vote proxies in the best interests of each particular client. JVAM's policy is to vote all proxies from a specific issuer the same way for each client absent qualifying restrictions from a client. Clients are permitted to place reasonable restrictions on JVAM's voting authority.

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JVAM will generally vote in favor of routine corporate housekeeping proposals such as the election of directors and selection of auditors absent conflicts of interest raised by an auditor’s non-audit services.

–	JVAM will generally vote against proposals that cause board members to become entrenched or cause unequal voting rights.
–	In reviewing proposals, JVAM will consider the opinion of management, the effect on management, the effect on shareholder value and the issuer’s business practices.

▪	Conflicts of Interest

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JVAM will identify any conflicts that exist between the interests of the adviser and the client by reviewing the relationship of JVAM with the issuer of each security to determine if JVAM or any of its employees has any financial, business or personal relationship with the issuer.

–	A conflict of interest will be considered material to the extent that it is determined that such conflict is likely to influence, or appear to influence; JVAM’s decision-making in voting the proxy.
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If a material conflict of interest exists, the portfolio manager will determine whether it is appropriate to disclose the conflict to the affected clients, to give the clients an opportunity to vote the proxies themselves, or to address the voting issue through other objective means such as voting in a manner consistent with a predetermined voting policy or receiving an independent third party voting recommendation.

–	JVAM will maintain a record of the voting resolution of any conflict of interest.

▪	Recordkeeping

The portfolio manager shall retain the following proxy records in accordance with the SEC’s five-year retention requirement (storing records for at least the first two years onsite):

–	These policies and procedures and any amendments;
–	Each proxy statement that JVAM receives (JVAM may rely on obtaining copies from the Securities and Exchange Commission’s EDGAR system);
–	A record of each vote that JVAM casts;
–	Documentation relating to the identification and resolution of conflicts of interest
–	Any document JVAM created that was material to making a decision how to vote proxies, or that memorializes that decision; and
–	A copy of each written request from a client for information on how JVAM voted such client’s proxies, and a copy of any written response.

▪	Communicating Votes

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The portfolio manager will communicate to the fund accountant for any mutual fund for which it votes proxies all proxy voting information necessary for the fund accountant to prepare the appropriate SEC filings.

▪	Client Requests for Information

–	All client requests for information regarding proxy votes, or policies and procedures, should be forwarded to the portfolio manager.
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In response to any request, the portfolio manager will prepare a written response to the client with the information requested, and as applicable will include the name of the issuer, the proposal voted upon, and how JVAM voted the client’s proxy with respect to each proposal about which client inquired.

▪	Disclosure

–	JVAM will provide information in its Form ADV summarizing the firm’s Proxy Voting policy and procedures,
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JVAM will include a statement in its disclosure document, explaining that clients may request information regarding how JVAM voted a client’s proxies, and that clients may request a copy of these policies and procedures.